Exhibit 4.74

LOAN AGREEMENT

The Loan Agreement (hereinafter referred to as the “Agreement”) is entered into as of January 16, 2006 by and between:

(1)	Lahiji Vale Limited (hereinafter referred to as the “Lender”), a limited liability company incorporated and registered in Virgin Islands with its registered address at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.; and

(2)	Wang Xiuling (hereinafter referred to as the “Borrower”), female, whose ID number is 110105630722252, with the residence address at No.101, Unit 3, Suite 7, Wu Sheng Dong Lane, Chaoyang District, Beijing, China.

The Lender and the Borrower are hereinafter individually referred to as a “Party” and collectively the “Parties”.

WHEREAS,

1.    The Borrower and Wang Leilei (hereinafter referred to as the “Third Party Designated by the Lender” or “Wang Leilei”) respectively holds 80% and 20% of the equity interest in Beijign Lei Ting Wu Ji Network Technology Company Limited (hereinafter referred to as the “Borrower Company”, a limited liability company incorporated and registered in China.

The Parties, through friendly negotiation, agree that:

1.	Facility

1.1	The Lender agrees to provide the Borrower a long term loan of RMB10,000,000 (hereinafter referred to as the “Facility”) in accordance with the conditions and provisions of this Agreement. The term of this Facility will be 10 years and shall be automatically extended upon the agreement of the Parties. If any of the following events occurs, maturity of the Facility will be accelerated before expiry of the Loan Agreement or any extended term hereunder:

(1)	The Borrower dies or becomes a person with no or limited capacity of civil conduct;

(2)	The Borrower is leaves its office in or is dismissed by the Lender or its affiliate;

(3)	The Borrower commits crime or is involved in crime;

(4)	Any third party claims against the Borrower for a debt with the amount exceeding RMB500,000; and

(5)	Subject to the laws of the People’s Republic of China (hereinafter referred to as the “PRC”), foreign investors are allowed to invest in value-added telecommunication business and the relevant authority has commenced to examine and approve such investment.

1.2	The Lender agrees that, if all conditions precedent in Article 2 are satisfied, the Lender shall remit this Facility in one-off payment to the account appointed by the Borrower within 7 days after receiving a written notice to use this Facility from the Borrower. Simultaneously, the Borrower shall provide the Borrower with a receipt letter for confirmation. The commitments made by the Lender under this clause shall be applied to the Borrower other than its assignee or successor.

1.3	The Borrower agrees to accept this Facility, and hereby acknowledges and warrants that, this Facility shall be used for the purpose of providing funds for the Borrower Company business development only and not to use the Facility for any other purposes or transfer or pledge its equity interest or any other interest in the Borrower Company hereunder to any other third party without obtaining the prior written consent from the Lender.

1.4	The Lender and the Borrower hereby jointly acknowledge and confirm that the Borrower shall repay the Facility only in the following way: the Borrower shall transfer all Borrower Equity in the Borrower Company to the Lender or any third party (legal person or natural person) designated by the Lender.

1.5	The Lender and the Borrower hereby jointly acknowledge and confirm that, any proceeds obtained by the Borrower from the Borrower Equity transfer shall be used to repay the Facility by the Borrower in the way agreed by the Lender in accordance with this Agreement and the Agreement shall be terminated at the same time.

1.6	The Lender and the Borrower hereby jointly acknowledge and confirm that, subject to the applicable laws, the Lender is entitled without obligation to purchase in person or appoint a third party (legal person or natural person) to purchase part or all of the Borrower Equity in the Borrower Company at the price agreed by the Parties at any time.

The Borrower warrants that it shall execute an irrevocable Power of Attorney to authorize a person designated by the Lender to exercise all the shareholder rights in the Borrower Company on its behalf.

1.7	The interest of the Facility

When the Borrower transfers its equity interest in the Borrower Company to the Lender or to the person appointed by the Lender, if the transfer price is equal to or lower than the principal of the Facility under this Agreement, the Facility shall be deemed as a loan without interest. However, if the transfer price is higher than the principal of the loan under this Agreement, the part exceeding the principal shall be deemed as the interest of the Facility under this Agreement and shall be repaid by the Borrower to the Lender.

2.	Conditions Precedent

The Lender has the obligation to offer the Borrower the Loan according to the Article 1.1 after all the following conditions are satisfied or waived in writing by the Lender:

2.1	The Lender has duly received the drawing notice formally executed by the Borrower pursuant to the Article 1.2 hereof;

2.2	The Borrower and Beijing Lei Xi Science Technology & Development Co., Ltd. entered into a share pledge agreement (hereinafter referred to as the “Share Pledge Agreement”), in which the Borrower agreed to pledge all the Borrower Equity to Beijing Lei Xi Science Technology & Development Co., Ltd.

2.3	The Borrower, the Lender and the Borrower Company entered into an exclusive option agreement (hereinafter referred to as the “Exclusive Option Agreement”), in which the Borrower shall irrevocably grant the Lender an exclusive option to purchase all the Borrower Equity subject to the PRC laws.

2.4	The Share Pledge Agreement and the Exclusive Option Agreement are valid and effective without any default events thereunder, and all relevant formalities of filing, approval, authorization, registration and governmental permits have been acquired and obtained (if necessary).

2.6	The Borrower’s representations and warranties of the Article 3.2 are authentic, complete, true and non-misunderstanding and the same as of the Drawing Notice Date and the Drawing Date.

2.7	The Borrower didn’t violate any commitments provided in Article 4 hereof, and no events that may affect the Borrower’s performance of this Agreement occurred or will occur.

3.	Representations and Warranties

3.1	During the term of this Agreement, the Lender makes the following representations and warranties to the Borrower:

(a)	The Lender is a company registered and validly existing under the laws of British Virgin Islands.

(b)	The Lender is entitled to execute and perform the Agreement. The execution and performance of this Agreement is in compliance with the Lender’s business scope, the Lender’s Articles of Association and other constitutional documents. The Lender has obtained all necessary and proper approvals and authorizations to execute and perform this Agreement.

(c)	The Lender’s execution and performance of this Agreement didn’t violate any laws, regulations, or government approvals, authorizations, circular or any other government documents, or any agreement between the Lender and any third party, or any warranties, undertakings to any third party; and

(d)	This Agreement shall constitute effective and enforceable obligations of the Lender upon execution.

3.2	During the term of this Agreement, the Borrower makes the representations and warranties as follows:

(a)	The Borrower Company is a limited liability company incorporated and validly existing under the laws of PRC and the Borrower is a legal shareholder of the Borrower Company.

(b)	The Borrower is entitled to execute and perform the agreement. The execution and performance of this Agreement is in compliance with the Borrower’s business scope, the Borrower’s Articles of Association and other constitutional documents. The Borrower has obtained all necessary and proper approvals and authorizations to execute or perform this Agreement.

(c)	The Borrower’s execution and performance of this Agreement didn’t violate any laws, regulations, or government approvals, authorizations, circular or any other government documents, or any agreement between the Borrower and any third party, or any warranties, undertakings to any third party.

(d)	This Agreement shall constitute effective and enforceable obligations of the Borrower upon execution.

(e)	The Borrower has fulfilled its capital contribution in connection with the Borrower Equity and has obtained a capital verification report issued by a qualified accountant office regarding the fulfillment of the capital contribution to the Borrower Company.

(f)	Except as otherwise provided under share pledge agreement, the Borrower didn’t make any mortgage, pledge or any other security on the Borrower Equity, or offer any third party the transfer of the Borrower Equity, or accept any offer to purchase Borrower Equity from any third party, or reach any agreement with any third party to transfer Borrower Equity.

(g)	There is no dispute, litigation, arbitration, administrative proceedings or any other legal proceedings related to the Borrower and/or the Borrower Equity, whether occurred or stay potential, and

(h)	The Borrower Company has obtained and acquired all government approvals, authorizations, licenses, registrations and filings in connection with its assets and operation within its business scope.

4.	Covenants and Undertakings of Borrower

4.1	The Borrower, as one of the major shareholders of the Borrower Company, hereby undertake to procure with all efforts the Borrower Company to observe the following terms during the term of this Agreement:

(a)	It shall not amend, change or modify in any way its Article of Association, or increase or decrease its registered capital, or reform in any way the shareholding structure without the prior written consent of the Lender;

(b)	It shall maintain its business operation and deal with its business duly and diligently in accordance with the good financial and commercial codes and practices;

(c)	It shall not sell, assign, transfer, pledge or dispose in any way any rights or benefits in connection with its asset, business or income, or create any other security interest over the same without the prior written consent of the Lender after execution of this Agreement;

(d)	It shall not conduct, assume, guarantee or bear any debt without the prior written consent of the Lender, except that (i) the debts are incurred in the normal or daily business other than through a loan; (ii) the debts have been disclosed to the Lender where a written consent has been obtained;

(e)	It shall operate all of its businesses in the ordinary course of business to maintain its asset value;

(f)	It shall not enter into any material agreements or contracts without the prior written consent of the Lender, except those entered into in the ordinary course of business (for the purpose of this paragraph, any Agreement with a value exceeding RMB100,000 shall be deemed as a material Agreement);

(g)	It shall not provide any loan or credit for any party without the prior written consent of the Lender;

(h)	It shall provide the Lender with the information in connection with its finance or business as required;

(i)	It shall purchase and hold insurance policies from the insurance company accepted by the Lender. The insured amount and category shall be equal to or in the same level as those of the companies with the similar business, assets and properties in the same district;

(j)	It shall not acquire, invest in, merge or consolidate with any party without the prior written consent of the Lender;

(k)	It shall notify the Lender immediately when any legal action, arbitration or administrative proceedings relating to its assets, operations and incomes occurs or is likely to occur;

(l)	For the purpose of maintaining property rights to all of its assets, it shall execute all necessary or proper documents, take all necessary or proper actions, bring forward all necessary or proper claims, and conduct all necessary or proper defenses against any third party’s claim;

(m)	It shall not distribute in any way any bonus or dividends to its shareholders without the prior written consent of the Lender, however, it shall immediately allot all distributable profits to its shareholders on the request of the Lender;

(n)	It shall appoint any person designated by the Lender as the director of the Borrower Company on the request of the Lender; and

(o)	It shall strictly observe the provisions under the Exclusive Option Agreement without conducting any action or non-action that will materially affect the validity and enforceability of the Exclusive Option Agreement.

4.2	The Borrower further undertakes during the term of this Agreement as follows:

(a)	Except as otherwise provided in the Share Pledge Agreement, it shall not sell, assign, transfer, pledge or dispose in any way any legal rights or benefits in connection with the Borrower Equity, or create any other security interest over the same, without the prior written consent of the Lender;

(b)	It shall procure that the shareholders’ meeting, without the prior written consent of the Lender, shall not approve any sale, assignment, transfer, pledge or disposal in any way of any legal rights or benefits in connection with the Borrower Equity or any creation of any other security interest over the same, except which the Lender or the person appointed by the Lender is a party;

(c)	It shall procure that its shareholders’ meeting shall not approve the Borrower Company’s acquisition of, investment in, merger or consolidation with any party without the prior written consent of the Lender;

(d)	It shall notify the Lender immediately when any legal action, arbitration or administrative proceedings relating to Borrower Equity occurs or is likely to occur;

(e)	For the purpose of maintaining all rights to the Company Equity, it shall execute all necessary or proper documents, take all necessary or proper actions, bring forward all necessary or proper claims, and conduct all necessary or proper defenses against any third party’s claim;

(f)	It shall not conduct any action or non-action that will materially affect the assets, business, or liability of the Borrower Company without the prior written consent of the Lender;

(g)	It shall appoint any person designated by the Lender as the director of the Borrower Company on the request of the Lender.

(h)	Subject to PRC laws, if requested by the holding company of the Lender, it shall unconditionally transfer all its equity in the Borrower Company to the Lender or the representative(s) designated by the Lender at any time and procure the other shareholder(s) in the Borrower Company to waive the right of first refusal in connection with the equity mentioned above;

(i)	Subject to PRC laws, if requested by the holding company of the Lender, it shall procure that the other shareholder in the Borrower Company shall unconditionally transfer to the Lender or the representative(s) designated by the Lender all equity in the Borrower Company at any time and hereby the Borrower waives the right of first refusal in connection with the equity mentioned above;

(j)	If the Lender purchases the Borrower Equity pursuant to the Exclusive Option Agreement, the Borrower shall repay the Lender in priority from the above consideration paid by the Lender; and

(k)	It shall strictly observe and perform the obligations and other provisions under the Share Pledge Agreement, the Exclusive Option Agreement and this Agreement without conducting any action or non-action which will materially affect the validity and enforceability of the Share Pledge Agreement, the Exclusive Option Agreement and this Agreement.

5.	Defaults

If the Borrower fails to perform his repayment obligation pursuant to the agreement, an overdue interest at the rate of 0.01% per day upon the outstanding amount of the loan shall be payable to the Lender until the Borrower has repaid all the principal, overdue interest and other related amount.

6.	Notices

Unless a written notice of change of address is issued, all correspondence relating to this Agreement shall be delivered in person, or by facsimile, or by registered mail to the following addresses. If the notice is delivered by registered mail, the date on the return receipt is the delivery day. If the notice is delivered in person or by fax, the date when the notice is sent is the delivery day. If the notice is delivered by fax, the original shall be delivered immediately to the following address in person or by registered mail:

The Lender:	Lahiji Vale Limited
Address:	P.O. Box 957, Offshaore Incorporations Centre, Road Town, Tortola, British Virgin Island (for handover)
Fax:	(852) 2189 7446
With Copy to:	48F, The Centre, 99 Queen’s Road Central, Hong Kong
Attention:	Secretary
Fax:	(852) 2189 7446

The Borrower:	Wang Xiuling
Address:	No.101, Unit 3, Suite 7, Wu Sheng Dong Lane, Chaoyang District, Beijing

7.	Confidentiality

The Parties acknowledge and confirm that all the oral or written information in connection with this Agreement is the confidential information. Both Parties shall keep them confidential, and shall not disclose such confidential information to any third party without the prior written consent of the other party except that: (a) such information has been disclosed or is to be disclosed to the public (except being disclosed to the public by the information recipient without the consent of the other party); (b) such information shall be disclosed to the public in accordance with the Hong Kong laws or the regulations or practices of the Hong Kong Stock Exchanges; or (c) such information needs to be disclosed to the legal counsel or the financial advisor who shall bear the confidential obligations hereof, however, if the this Article is violated by the employees or the engaged third parties, it shall be deemed as violated by the Party who employs or engages such persons. The Parties agree that this article shall survive any termination of this Agreement.

8.	Governing Law and Dispute Settlement

8.1	The conclusion, validity, construction, performance, modification, termination and the dispute resolution of the Agreement shall be governed by or in accordance with PRC laws.

8.2	All disputes arising from the interpretation and performance of this Agreement shall initially be resolved by amicable negotiations. If no settlement is concluded within 30 days after a written notice for negotiation is sent to the other Party, either Party shall have right to submit the dispute to China International Economic and Trade Arbitration Commission (CIETAC) and the arbitration proceedings shall take place in Beijing in accordance with the current rules of CIETAC. The arbitration award shall be final and binding on both Parties.

8.3	In case of any disputes arising out of the interpretation and performance of this Agreement or any pending arbitration of such disputes, each Party shall continue to perform their rights and obligations under this Agreement, except for the matters involved in the disputes.

9.	Miscellaneous

9.1	This Agreement shall come into effect on the execution date and expire when the parties have fulfilled their respective obligations under this Agreement.

9.2	This Agreement is made in two copies, each retained by one Party with equal legal effect.

9.3	This Agreement may be modified and supplemented in written form. The modification and/or supplement to this Agreement shall be integral part of this Agreement with equal legal effect.

9.4	Any invalid article under this Agreement shall not affect the validity of other articles under this Agreement.

9.5	The annexes to this Agreement shall be integral parts of this Agreement and have the equal legal effect to this Agreement.

[Executive Page]

Lender: Lahiji Vale Limited

Director:

Signature:

Borrower: Wang Xiuling

Signature: Wang Xiuling